Filed pursuant to Rule 424(b)(7)

File No. 333-150997

PROSPECTUS SUPPLEMENT No. 2

(To Prospectus Dated May 16, 2008)

E*TRADE FINANCIAL CORPORATION

Shares of Common Stock, 8.0% Senior Notes Due 2011,

7.375% Senior Notes Due 2013,

7.875% Senior Notes Due 2015 and 12.5% Springing Lien Notes Due 2017

This Prospectus Supplement supplements and amends our prospectus dated May 16, 2008 (the “Prospectus”) relating to the offer and resale by certain of our securityholders of our shares of common stock, 8.0% Senior Notes due 2011 (the “2011 Notes”), 7.375% Senior Notes due 2013 (the “2013 Notes”), 7.875% Senior Notes due 2015 (the “2015 Notes”) and 12.5% Springing Lien Notes due 2017 (the “2017 Notes,” and together with the 2011 Notes, 2013 Notes and 2015 Notes, the “Notes”). We will not receive any of the proceeds from the sale of the Notes or shares of common stock by any of the selling securityholders.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, except to the extent information in this Prospectus Supplement supersedes any information contained in the Prospectus. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus.

Investing in these securities involves risks that are described in the “Risk Factors” section beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 26, 2008.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
12.5% Springing Lien Notes Due 2017 issued on November 29, 2007	$22,325,000	100%(1)	$22,325,000	$878

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933. See also footnote (3) to the fee table set forth on the cover of the registration statement of which this is a part.

The information appearing in the table below supplements and amends, as of the date hereof, the information in the table appearing under the heading “Selling Securityholders” in the Prospectus. Where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus, the information set forth below regarding such selling securityholder supersedes the information in the Prospectus. The information appearing in the table below is qualified by reference to, and must be read in conjunction with, the text and information appearing under the heading “Selling Securityholders” in the Prospectus.

None of these selling securityholders or any of their affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or our affiliates during the past three years. The information contained herein is based on information provided by or on behalf of the selling securityholders in a selling securityholder questionnaire and is as of the date specified by the selling securityholders in such questionnaires.

	Principal Amount of Notes That May Be Sold (2)				Shares of Common Stock That May Be Sold (3) (4)
Selling Securityholder (1)	2011 Notes	2013 Notes	2015 Notes	2017 Notes
R3 Capital Partners Master LP	$—	$—	$—	$22,000,000	—
Clarian Health Partners	—	—	—	225,000	—
Health Plan Account UOV – Logan Circle	—	—	—	100,000	—

(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

(2)	Assumes the offer and sale of all Notes listed in the table beneficially owned by each selling securityholder named in the table, although securityholders are not obligated to sell any Notes.

(3)	Assumes the offer and sale of all shares of common stock beneficially listed in the table owned by each selling securityholder named in the table, although securityholders are not obligated to sell any shares of common stock.

(4)	Based on 468,335,796 shares of common stock outstanding as of March 31, 2008, no identified selling securityholder would own 1% or more of our common stock after the offering and sale of all shares of common stock included in this prospectus.

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